 As filed with the Securities and Exchange Commission
on May 6, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	47-0634000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

National Research Corporation

1245 Q Street

Lincoln, Nebraska 68508

(402) 475-2525
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin R. Karas

Senior Vice President Finance,

Chief Financial Officer, Treasurer and Secretary

National Research Corporation

1245 Q Street

Lincoln, Nebraska 68508

(402) 475-2525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 297-5668

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.001 par value and Class B Common Stock, $0.001 par value	19,800,000 and 3,300,000	$14.295 and $36.38	$283,041,000 and $120,054,000 = $403,095,000	$28,502.23 and $12,089.44 Less $31,937.26* = $8,654.41*

(1)

There are being registered hereunder 6,000,000 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock that the registrant may sell from time to time, and 13,800,000 shares of Class A Common Stock and 2,300,000 shares of Class B Common Stock that the selling shareholders may sell from time to time.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for National Research Corporation Class A Common Stock and Class B Common Stock as reported on the NASDAQ Global Select Market on May 4, 2016.

*

Pursuant to Rule 457(p), the registrant has offset a total of $31,937.26, which is the aggregate total dollar amount of the filing fee paid on, and associated with, the 19,800,000 and 3,300,000 unsold shares of Class A Common Stock and Class B Common Stock, respectively, under the registrant’s Registration Statement on Form S-3 (Registration No. 333-187597) filed on March 28, 2013, against the amount of the registration fee for this Registration Statement ($40,591.67). Upon effectiveness of this Registration Statement, that prior Registration Statement No. 333-187597 is hereby replaced.

              The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

Subject to Completion, Dated May 6, 2016

PROSPECTUS

NATIONAL RESEARCH CORPORATION

6,000,000 Shares of Class A Common Stock Offered by Us

1,000,000 Shares of Class B Common Stock Offered by Us

and

13,800,000 Shares of Class A Common Stock Offered by Selling Shareholders

2,300,000 Shares of Class B Common Stock Offered by Selling Shareholders

We may from time to time offer and sell in one or more primary offerings up to 6,000,000 shares of our Class A Common Stock and/or up to 1,000,000 shares of our Class B Common Stock. We will specify in an accompanying prospectus supplement the terms of the offering. We may sell our common stock to or through underwriters or dealers, directly to other purchasers or through agents. We will set forth the names of any underwriters, dealers or agents in an accompanying prospectus supplement.

In addition to one or more primary offerings described above, the shareholders named in this prospectus under the heading “Selling Shareholders,” or their donees, pledgees or successors-in-interest may sell, from time to time, up to 13,800,000 shares of our Class A Common Stock and/or up to 2,300,000 shares of our Class B Common Stock. References in this prospectus to selling shareholders include any donees, pledgees or successors-in-interest of the selling shareholders unless the context indicates otherwise. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders. The selling shareholders may sell their common stock in connection with a primary offering by us or in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling shareholders, which will be paid by the selling shareholders. See “Plan of Distribution—Common Stock Offered by the Selling Shareholders.”

Our Class A Common Stock and Class B Common Stock are traded on the NASDAQ Global Select Market under the symbols NRCIA and NRCIB, respectively. On May 4, 2016, the closing sale price of our Class A Common Stock was $14.09 and the closing sale price of our Class B Common Stock was $36.38.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

This prospectus may not be used to consummate the sale of these securities, unless, to the extent required by applicable law, it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________ __, 2016.

TABLE OF CONTENTS

Page

ABOUT THIS PROSPECTUS	1

THE COMPANY	1

RISK FACTORS	5

FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	12

SELLING SHAREHOLDERS	12

DIVIDEND POLICY	14

DESCRIPTION OF CAPITAL STOCK	14

PLAN OF DISTRIBUTION	20

LEGAL MATTERS	24

EXPERTS	24

WHERE YOU CAN FIND MORE INFORMATION	24

You should rely only on the information contained, or incorporated by reference, in this prospectus, any accompanying prospectus supplement or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that National Research Corporation ("NRC," the "Company," "we," "our," "us" or similar terms) filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may from time to time sell up to an aggregate of 6,000,000 shares of our Class A Common Stock and/or up to 1,000,000 shares of our Class B Common Stock in one or more primary offerings. In addition to one or more primary offerings, selling shareholders may from time to time sell up to 13,800,000 shares of our Class A Common Stock and/or up to 2,300,000 shares of our Class B Common Stock. Each time we sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering. We may also add, update or change in any accompanying prospectus supplement any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus, together with any accompanying prospectus supplement and any other document we may authorize to be delivered to you, includes all material information relating to the primary offering of our Class A Common Stock and/or Class B Common Stock (collectively, the “Common Stock”) and the offering of our Common Stock by the selling shareholders.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information”.

THE COMPANY

General

The Company is a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and loyalty for healthcare providers, payers and other healthcare organizations. The Company's solutions enable its clients to provide customer-centric healthcare through understanding the voice of the customer to improve patient experience, engagement and loyalty, while also facilitating regulatory compliance and the shift to population-based health management for its clients. The Company's ability to measure what matters most and systematically capture, analyze and deliver to its clients self-reported information from patients, families and consumers is critical in today's healthcare market. NRC believes that access to and analysis of its extensive consumer-driven information is becoming more valuable as healthcare providers increasingly need to more deeply understand and engage patients and consumers in an effort towards effective population-based health management.

The Company's portfolio of subscription-based solutions provide actionable information and analysis to healthcare organizations and payers across a range of mission-critical, constituent-related elements, including patient experience and satisfaction, community population health risks, workforce engagement, community perceptions, and physician engagement. NRC partners with clients across the continuum of healthcare services. The Company's clients range from acute care hospitals and post-acute providers, such as home health, long term care and hospice, to numerous payer organizations. The Company believes this cross-continuum positioning is a unique and an increasingly important capability as evolving payment models drive healthcare providers and payers towards a more collaborative and interactive healthcare system.

NRC's expertise includes the efficient capture, interpretation, transmittal and benchmarking of critical data elements from millions of healthcare consumers. Using its portfolio of solutions through internet-based business intelligence tools, the Company's clients gain insights into best practices to drive improvements across key performance metrics. The Company's clients are also able to access networking groups, on-line education and an extensive library of performance improvement material that can be tailored to each of their unique needs.

NRC has achieved a market leadership position through its more than 34 years of industry innovation and experience, as well as its long-term, recurring revenue relationships (solutions that are used or required by a client each year) with many of the healthcare industry's largest organizations. Since its founding in 1981, the Company has focused on meeting the evolving information needs of the healthcare industry through internal product development, as well as select acquisitions. The Company is a Wisconsin corporation headquartered at 1245 Q Street, Lincoln, Nebraska 68508. Its telephone number is (402) 475-2525.

Industry and Market Opportunity

According to the Centers for Medicare and Medicaid Services ("CMS"), health expenditures in the United States were approximately $3.0 trillion in 2014, or $9,523 per person. In total, health spending accounted for 17.5% of the nation's Gross Domestic Product in 2014. Addressing this growing expenditure burden continues to be a major policy priority at both federal and state levels. In addition, continued unemployed and underemployed rates and lower incomes for many Americans coupled with increased co-pays and deductibles in healthcare plans have focused even more consumer attention on health spending and affordability. In the public sector, Medicare provides health coverage for individuals aged 65 and older, while Medicaid provides coverage for low income families and other individuals in need. Both programs are administered by the CMS. With the aging of the U.S. population, Medicare enrollment has increased significantly. In addition, longer life spans and greater prevalence of chronic illnesses among both the Medicare and Medicaid populations have placed tremendous demands on the health care system.

Driven by escalating costs and a growing recognition of the challenges of chronic care and unnecessary hospitalizations, Medicare reimbursement for healthcare providers is shifting from a volume-based approach (fees paid for each element of service rendered, independent of outcome) to a more value-based model, where reimbursement is based on the value (or quality) of the healthcare service delivered. The establishment of standardized quality-focused datasets and the requirement that providers capture and transmit this data to CMS has enabled this shift.

 An increasing percentage of Medicare reimbursement and, in all likelihood, reimbursement from commercial payers as well will be at risk for hospitals, based on factors such as patient readmission rates and provider adherence to certain quality-related protocols. At the same time, many hospitals and other providers are creating new models of care delivery and reimbursement to reduce cost and enable more effective delivery of care. These new models are based on sharing financial risk and managing the health and behaviors of large populations of patients and consumers. Certain of these new models are known as accountable care organizations, or ACOs, and medical homes, in which multiple provider organizations are coordinated in providing care and bearing shared financial risk in serving a defined patient population. This transformation towards population-based health management, value-based purchasing, and an increased engagement of healthcare consumers is resulting in a greater need for providers to deliver more customer-centric healthcare.

NRC believes that its current portfolio of solutions is aligned to address this evolving market opportunity. The Company provides tools and solutions to capture, interpret and improve the data required by CMS as well as enhanced capabilities that capture insights about patient health risks, behaviors and perspectives. The information and analytics provided through these solutions enable payers and providers to better tailor offerings to the populations they serve. Meanwhile, the Company's portfolio of engagement solutions helps providers address and impact the types of behaviors that could result in reduced hospital re-admission rates, resulting in a direct and measurable impact on providers' revenue.

Finally, the Company believes that its ability to offer these insights across the entire care continuum is particularly relevant as new reimbursement models force collaboration amongst different types of providers. Bundled payments, medical home, ACOs and other models of reimbursement for population-based health management all require an understanding of healthcare both within and outside of the traditional acute care setting.

NRC’s Solutions

NRC's portfolio of solutions address specific market needs around growth, engagement, informing and thought leadership for healthcare providers, payers and other healthcare organizations. While each distinct solution provides discernible value on a stand-alone basis, the Company believes that in combination, its solutions provide a comprehensive view of healthcare consumers both within healthcare settings and outside of those settings-creating a differentiated solution set to address the emerging needs for population-based health management.

Growth Solutions - NRC's growth solutions are subscription-based services that include measurement of community perception (Market Insights), brand tracking (BrandArc), advertising testing (AdVoice) and custom consumer research (Research Bureau). Market Insights is the largest online U.S. healthcare survey, measuring the opinions and behaviors of 270,000 healthcare consumers in the top 250 markets across the country annually. Market Insights is a syndicated survey that provides clients with an independent third-party source of information that is used to understand consumer preferences and optimize marketing strategies. BrandArc is a solution that enables clients to measure brand value and build brand equity in their markets. AdVoice is a solution that helps NRC's clients evaluate and optimize advertising efficiency and consumer recall. The Research Bureau solution enables clients to conduct custom research to obtain real time voice of the customer feedback to support branding and loyalty initiatives. The Company's growth solutions were historically marketed under the Healthcare Market Guide and Ticker brands.

Engagement Solutions - NRC's engagement solutions include patient and resident experience, physician engagement and employee experience measurement and improvement tools. These solutions enable clients to comply with regulatory requirements and to improve their reimbursement under value-based purchasing models. Additionally, clients use these applications to positively impact patient experience through utilization of the Company's prescriptive analytics to enable improvement planning and implementation of best practices. Finally, with a growing body of research linking employee and physician satisfaction levels to provide quality and patient experience, NRC's engagement solutions also measure satisfaction from those constituents and integrate that data into prescriptive analytics for improvement.

The Company's engagement solutions are marketed under the NRC Picker, My InnerView, Connect Transitions and NRC Canada brands and are provided on a subscription basis via a cross-continuum platform that collects and measures data and then delivers business intelligence that the Company's clients utilize to improve experience, engagement and loyalty. Patient data can be collected on a longitudinal basis for improvement and regulatory compliance purposes as well as on a real time basis to support rapid cycle improvement and engagement activities. NRC provides these performance results and prescriptive analytics to its clients via web-based improvement planning and business intelligence portals.

NRC's patient outreach and discharge call solutions are provided to healthcare organizations on a subscription basis under the Connect brand. Through preference-based communications and real-time alerts, these solutions enable organizations to identify and manage high risk patients to reduce readmissions, increase patient satisfaction and support safe care transitions.

Informing Solutions - NRC's informing solutions include its health risk assessments (Payer Solutions) and reputation management and monitoring (Reputation) solution. Payer Solutions enable the Company's clients to understand the health risks associated with populations of patients, analyze and address readmission risks and efficiently reach out to patients to impact their behaviors outside of the healthcare provider settings. These health risk assessment solutions enable its clients to effectively stratify and manage care for those who are most at-risk, engage individuals, increase preventative care and manage wellness programs to improve patient experience and outcomes. The Reputation offering provides a five star rating metric and patient comments derived from actual patient survey data to complement online physician information and, in turn, drive new patient acquisition and grow online physician reputation. This offering also includes a reputation monitoring capability that clients utilize to scan social media content for positive and negative comments that impact physician reputation.

Thought Leadership Solutions - NRC's thought leadership solutions include national conferences, publications and an on-line portal, and are integrated at various levels into NRC's growth, engagement and informing solutions. NRC also offers a specific thought leadership service branded as The Governance Institute ("TGI"). TGI is a membership organization that offers subscription-based governance information solutions and educational conferences designed to improve the effectiveness of hospital and healthcare systems by continually strengthening their boards, medical leadership, management performance and transparency positioning. TGI conducts conferences, produces publications, videos, white papers and research studies, and tracks industry trends showcasing emerging healthcare trends and best practice solutions of healthcare boards across the country.

Growth Strategy

NRC believes that the value proposition of its current solutions, combined with the favorable alignment of its solutions with emerging market demand, positions the Company to benefit from multiple growth opportunities. The Company believes that it can accelerate its growth through (1) increasing sales of its existing solutions to its existing clients (or cross-selling), (2) winning additional new clients through market share growth in existing market segments, (3) developing and introducing new solutions to new and existing clients, and (4) pursuing acquisitions of, or investments in, firms providing products, solutions or technologies which complement those of the Company.

Selling additional solutions to existing clients. Less than 15% of the Company's existing clients purchase more than one of its solutions. NRC's sales organization actively identifies and pursues these cross-sell opportunities in order to accelerate the growth of the Company.

Adding new clients. NRC believes that there is an opportunity to add new clients in each of the acute care, post-acute care and health plan market segments. The Company's sales organization is actively identifying and engaging new client prospects in each of the segments noted above, with a focus on featuring its comprehensive cross continuum portfolio of solutions.

Adding new solutions. The need for growth, engagement and informing solutions in the market segments that NRC serves is evolving to align with emerging healthcare regulatory and reimbursement trends. The evolving market creates an opportunity for the Company to introduce new solutions that leverage its existing core competencies. The Company believes that there is an opportunity to drive sales growth with both existing and new clients, across all of the market segments that it serves, through the introduction of new solutions.

Pursue Strategic Acquisitions. The Company has historically complemented its organic growth with strategic acquisitions, having completed seven such transactions over the past fifteen years. These transactions have added new capabilities and access to market segments that are adjacent and complementary to the Company's existing solutions and market segments. NRC believes that additional strategic acquisition opportunities exist for the Company to complement its organic growth by further expanding its service capabilities, technology offerings and end markets.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider each of the risks described below and in any accompanying prospectus supplement, together with all of the other information contained in such documents and in the documents that are incorporated by reference herein, including the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, as such may be revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, before making an investment decision with respect to our securities. If any of such risks develop into actual events, our business, financial condition or results of operations could be materially and adversely affected and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

We depend on contract renewals, including retention of key clients, for a large share of our revenue and our operating results could be adversely affected.

We expect that a substantial portion of our revenue for the foreseeable future will continue to be derived from renewable service contracts. Substantially all contracts are renewable annually at the option of our clients, although a client generally has no minimum purchase commitment under a contract and the contracts are generally cancelable on short or no notice without penalty. To the extent that clients fail to renew or defer their renewals, we anticipate our results may be materially adversely affected. We rely on a limited number of key clients for a substantial portion of our revenue. The Company's ten largest clients accounted for 15%, 16%, and 19% of the Company's total revenue in 2015, 2014, and 2013, respectively. Our ability to secure renewals depends on, among other things, our ability to gather and analyze performance data in a consistent, high-quality, and timely fashion. In addition, the service needs of our clients are affected by accreditation requirements, enrollment in managed care plans, the level of use of satisfaction measures in healthcare organizations' overall management and compensation programs, the size of operating budgets, clients' operating performance, industry and economic conditions, and changes in management or ownership. As these factors are beyond our control, we cannot ensure that we will be able to maintain our renewal rates. Any material decline in renewal rates from existing levels would have an adverse effect on our revenue and a corresponding effect on our operating and net income.

Our operating results may fluctuate and this may cause our stock price to decline.

Our overall operating results may fluctuate as a result of a variety of factors, including the size and timing of orders from clients, client demand for our services (which, in turn, is affected by factors such as accreditation requirements, enrollment in managed care plans, operating budgets and clients' operating performance), the hiring and training of additional staff, expense increases, and industry and general economic conditions. Because a significant portion of our overhead is fixed in the short-term, particularly some costs associated with owning and occupying our building and full-time personnel expenses, our results of operations may be materially adversely affected in any particular period if revenue falls below our expectations. These factors, among others, make it possible that in some future period our operating results may be below the expectations of securities analysts and investors which would have a material adverse effect on the market price of our Class A Common Stock and/or our Class B Common Stock.

We operate in a highly competitive market and could experience increased price pressure and expenses as a result.

The healthcare information and market research services industry is highly competitive. We have traditionally competed with healthcare organizations' internal marketing, market research and/or quality improvement departments that create their own performance measurement tools, and with relatively small specialty research firms that provide survey-based healthcare market research and/or performance assessment. The Company's primary competitors among such specialty firms include Press Ganey, which we believe has significantly higher annual revenue than us, and three or four other firms that we believe have lower annual revenue than us. To a certain degree, we currently compete with, and anticipate that in the future we may increasingly compete with, (1) traditional market research firms which are significant providers of survey-based, general market research, and (2) firms which provide services or products that complement healthcare performance assessments, such as healthcare software or information systems. Although only a few of these competitors have offered specific services that compete directly with our services, many of these competitors have substantially greater financial, information gathering, and marketing resources than the Company and could decide to increase their resource commitments to our market. There are relatively few barriers to entry into the Company's market, and we expect increased competition in our market which could adversely affect our operating results through pricing pressure, increased marketing expenditures, and market share losses, among other factors. There can be no assurance that the Company will continue to compete successfully against existing or new competitors.

Because our clients are concentrated in the healthcare industry, our revenue and operating results may be adversely affected by changes in regulations, a business downturn or consolidation with respect to the healthcare industry.

Substantially all of our revenue is derived from clients in the healthcare industry. As a result, our business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic, competitive and regulatory influences that may affect the procurement practices and operation of healthcare providers and payers. The 2010 Federal comprehensive healthcare reform plan, which includes provisions to control healthcare costs, improve healthcare quality and expand access to affordable health insurance, could result in lower reimbursement rates and otherwise change the environment in which providers and payers operate. In addition, large private purchasers of healthcare services are placing increasing cost pressure on providers. Healthcare providers may react to these cost pressures and other uncertainties by curtailing or deferring purchases, including purchases of our services. Moreover, there has been consolidation of companies in the healthcare industry, a trend which we believe will continue to grow. Consolidation in this industry, including the potential acquisition of certain of our clients, could adversely affect aggregate client budgets for our services or could result in the termination of a client's relationship with us. The impact of these developments on the healthcare industry is difficult to predict and could have an adverse effect on our revenue and a corresponding effect on our operating and net income.

We rely on third parties whose actions could have a material adverse effect on our business.

We outsource certain operations and engage third parties to perform work needed to fulfill our client services. For example, we use vendors to perform certain printing, mailing, information transmittal and other services related to our survey operations. If any of these vendors cease to operate or fail to adequately perform the contracted services and alternative resources and processes are not utilized in a timely manner, our business could be adversely affected. The loss of any of our key vendors could impair our ability to perform our client services and result in lower revenues and income. It would also be time-consuming and expensive to replace, either directly or through other vendors, the services performed by these vendors, which could adversely impact revenues, expenses and net income. Furthermore, our ability to monitor and direct our vendors' activities is limited. If their actions and business practices violate policies, regulations or procedures otherwise considered illegal, we could be subject to reputational damage or litigation which would adversely affect our business.

We face several risks relating to our ability to collect the data on which our business relies.

Our ability to provide timely and accurate performance measurement and improvement services to our clients depends on our ability to collect large quantities of high-quality data through surveys and interviews. If our mail survey operations are disrupted and we are unable to mail our surveys in a timely manner, then our revenue and net income could be negatively impacted. If receptivity to our survey and interview methods by respondents declines, or, for some other reason, their willingness to complete and return surveys declines, or if we, for any reason, cannot rely on the integrity of the data we receive, then our revenue could be adversely affected with a corresponding effect on our operating and net income. We also rely on third-party panels of pre-recruited consumer households to produce Market Insights (formerly "Ticker") in a timely manner. If we are not able to continue to use these panels, or the time period in which we use these panels is altered and we cannot find alternative panels on a timely, cost-competitive basis, we could face an increase in our costs or an inability to effectively produce Market Insights . In either case, our operating and net income could be negatively affected.

Our principal shareholder effectively controls the Company, and holders of Class A Common Stock are not able to independently elect directors of NRC or control any of the Company's management policies or business decisions because the holders of Class A Common Stock have substantially less voting power than the holders of the Company's Class B Common Stock, a majority of which is beneficially owned by our principal shareholder.

The Company's outstanding stock is divided into two classes of common stock: Class A Common Stock and Class B Common Stock. The Class B Common Stock has one vote per share on all matters and the Class A Common Stock has one-one-hundredth (1/100th) of one vote per share. As of February 22, 2016, the Class B Common Stock constituted approximately 94% of NRC's total voting power. As a result, holders of Class B Common Stock are able to exercise a controlling influence over the Company's business, have the power to elect its directors and indirectly control decisions such as whether to issue additional shares, declare and pay dividends or enter into significant corporate transactions. A majority of the Class B Common Stock is owned by Michael D. Hays, our Chief Executive Officer.

As of February 22, 2016, approximately 56% of the outstanding Class B Common Stock and approximately 29% of the outstanding Class A Common Stock was owned by Mr. Hays, and that collectively constituted approximately 54% of the Company's total voting power. As a result, Mr. Hays can control matters requiring shareholder approval, including the election of directors and the approval of significant corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of the Company unless the terms are approved by Mr. Hays.

The market prices of our two classes of common stock may be volatile and shareholders may be unable to resell shares at or above the price at which the shares were acquired.

The market price of stock can be highly volatile. As a result, the market prices and trading volumes of each of our two classes of common stock may also be highly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases that are in response to factors beyond our control, including, but not limited to:

●	Variations in our financial performance and that of similar companies;
●	Regulatory and other developments that may impact the demand for our services;
●	Reaction to our press releases, public announcements and filings with the Securities and Exchange Commission;
●	Client, market and industry perception of our services and performance;
●	Actions of our competitors;
●	Changes in earnings estimates or recommendations by analysts who follow our stock;
●	Loss of key personnel;
●	Investor or management team sales of our stock;
●	Changes in accounting principles; and
●	Variations in general market, economic and political conditions or financial markets.

Any of these factors, among others, may result in changes in the trading volumes and/or market prices of each of our classes common stock. Following periods of volatility in the market price of a company's securities, shareholders have often filed securities class-action lawsuits. Our involvement in a class-action lawsuit would result in substantial legal fees and divert our senior management's attention from operating our business, which could harm our business and net income.

Our business and operating results could be adversely affected if we are unable to attract or retain key managers and other personnel.

Our future performance may depend, to a significant extent, upon the efforts and ability of our key personnel who have expertise in gathering, interpreting and marketing survey-based performance information for healthcare markets. Although client relationships are managed at many levels within our company, the loss of the services of Michael D. Hays, our Chief Executive Officer, or one or more of our other senior managers, could have a material adverse effect, at least in the short to medium term, on most significant aspects of our business, including strategic planning, product development, and sales and customer relations. Our success will also depend on our ability to hire, train and retain skilled personnel in all areas of our business. Currently, we do not have employment agreements with our officers or our other key personnel. Competition for qualified personnel in our industry is intense, and many of the companies that compete with us for qualified personnel have substantially greater financial and other resources than us. Furthermore, we expect competition for qualified personnel to become more intense as competition in our industry increases. We cannot assure you that we will be able to recruit, retain and motivate a sufficient number of qualified personnel to compete successfully.

 If intellectual property and other proprietary information technology were copied or independently developed by our competitors, our operating results could be negatively affected.

Our success depends in part upon our data collection process, research methods, data analysis techniques, and internal systems and procedures that we have developed specifically to serve clients in the healthcare industry. We have no patents. Consequently, we rely on a combination of copyright, trade secret laws and associate nondisclosure agreements to protect our systems, survey instruments and procedures. We cannot assure you that the steps we have taken to protect our rights will be adequate to prevent misappropriation of such rights, or that third parties will not independently develop functionally equivalent or superior systems or procedures. We believe that our systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future, or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims, or whether we are ultimately successful in defending against such claims.

Our business and operating results could be adversely affected if we experience business interruptions or failure of our information technology and communication systems.

Our ability to provide timely and accurate performance measurement and improvement services to our clients depends on the efficient and uninterrupted operation of our information technology and communication systems, and those of our external service providers. Our systems and those of our external service providers, could be exposed to damage or interruption from fire, natural disasters, energy loss, telecommunication failure, security breach and computer viruses. An operational failure or outage in our information technology and communication systems or those of our external service providers, could result in loss of customers, damage to customer relationships, reduced revenue and profits, refunds of customer charges and damage our reputation and may result in additional expense to repair or replace damaged equipment and recover data loss resulting from the interruption. Although we have taken steps to prevent system failures and have back-up systems and procedures to prevent or reduce disruptions, such steps may not prevent an interruption of services and our disaster recovery planning may not account for all contingencies. Additionally, our insurance may not adequately compensate us for all losses or failures that may occur. Any one of the above situations could have a material adverse effect on our business, financial condition, results of operations and reputation.

Security breaches or computer viruses could harm our business.

In connection with our client services, we receive, process, store and transmit sensitive business information electronically over the Internet. Computer viruses could spread throughout our systems and disrupt operations and service delivery. Unauthorized access to our computer systems or databases could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruption in our operations. We cannot be certain that the technology protecting our networks and information will successfully prevent computer viruses, data thefts, release of confidential information or security breaches. A compromise in our data security systems that results in inappropriate disclosure of our associates', customers' or vendors' confidential information, could harm our reputation and expose us to regulatory action and claims. Changes in privacy and information security laws and standards may require we incur significant expense to ensure compliance due to increased technology investment and operational procedures. An inability to prevent security breaches or computer viruses or failure to comply with privacy and information security laws could result in litigation and regulatory risk, loss of customers, damage to customer relationships, reduced revenue and profits, refunds of customer charges and damage our reputation, which could adversely affect our business, financial condition, results of operations and reputation.

Reputational harm could have a material adverse effect on our business, financial condition and results of operations.

Our ability to maintain a good reputation is critical to selling our services. Our reputation could be adversely impacted by any of the following, (whether or not valid): the failure to maintain high ethical and social standards; the failure to perform our client services in a timely manner; violations of laws and regulations; and the failure to maintain an effective system of internal controls or to provide accurate and timely financial information. Damage to our reputation or loss of our clients' confidence in our services for any of these, or any other reasons, could adversely impact our business, revenues, financial condition, and results of operations, as well as require additional resources to rebuild our reputation.

Our operations are subject to laws and regulations that impose significant compliance costs and create reputational and legal risk.

Due to the nature of the services we offer, we are subject to significant commercial, trade and privacy regulations. We cannot predict the nature, scope or effect of future regulatory requirements to which our operations might be subject or the manner in which existing laws might be administered or interpreted, which could have a material and negative impact on our business and our results of operation. For example, recent years have seen an increase in the development or enforcement of legislation related to healthcare reform, privacy, trade compliance and anti-corruption. Additionally, some of the services we provide include information our clients need to fulfill regulatory reporting requirements. If our services result in errors or omissions in our clients' regulatory reporting, we may be subject to loss of clients, reputational harm or litigation, each potentially adversely impacting our business. Furthermore, although we maintain a variety of internal policies and controls designed to educate, discourage, prevent and detect violations of such laws, we cannot guarantee that such actions will be effective or sufficient or that individual employees will not engage in inappropriate behavior in breach of our policies. Such conduct, or even an allegation of misbehavior, could result in material adverse reputational harm, costly investigations, severe criminal or civil sanctions, or could disrupt our business, and could negatively affect our results of operations or financial condition.

Failure to comply with public company regulations could adversely impact our profitability.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Additionally, laws, regulations and standards relating to corporate governance and public disclosure are subject to varying interpretations and continue to develop and change. If we misinterpret or fail to comply with these rules and regulations, our legal and financial compliance costs and net income may be adversely affected.

Our growth strategy includes future acquisitions which involve inherent risk.

In order to expand services or technologies to existing clients and increase our client base, we have historically, and may in the future, make strategic business acquisitions that we believe complement our business. Acquisitions have inherent risks which may have material adverse effects on our business, financial condition, or results of operations, including, among other things: (1) failure to successfully integrate the purchased operations, technologies, products or services and maintain uniform standard controls, policies and procedures; (2) substantial unanticipated integration costs; (3) loss of key associates including those of the acquired business; (4) diversion of management's attention from other operations; (5) failure to retain the customers of the acquired business; (6) failure to achieve any projected synergies and performance targets; (7) additional debt and/or assumption of known or unknown liabilities; (8) dilutive issuances of equity securities; and (9) a write-off of goodwill, software development costs, client lists, other intangibles and amortization of expenses. If we fail to successfully complete acquisitions or integrate acquired businesses, we may not achieve projected results and there may be a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the information we incorporate by reference into this prospectus contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as we “believe,” “expect” or other words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated. Some, but not all, of the risks and uncertainties include those described in “Risk Factors” and the following:

●	The possibility of non-renewal of the Company's client service contracts and retention of key clients;

●	The Company's ability to compete in its markets, which are highly competitive, and the possibility of increased price pressure and expenses;

●	The effects of an economic downturn;

●	The impact of consolidation in the healthcare industry;

●	The impact of federal healthcare reform legislation or other regulatory changes;

●	The Company's ability to attract and retain key managers and other personnel;

●	The possibility that the Company's intellectual property and other proprietary information technology could be copied or independently developed by its competitors;

●	The possibility that the Company could be subject to security breaches or computer viruses; and

●	The factors set forth under the caption “Risk Factors” above.

We urge you to consider these and other factors in evaluating the forward-looking statements, and we caution you not to place undue reliance on such forward-looking statements. The forward-looking statements included are only made as of the date of the underlying document and, unless required by law, we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

Unless otherwise provided in the accompanying prospectus supplement, we currently intend to use the net proceeds from our sale of Common Stock under this prospectus for general corporate purposes, which may include future acquisitions of, or investments in, businesses, products, services and/or technologies, the repayment of indebtedness, the development of our products and services, working capital, capital expenditures and repurchases of outstanding shares of our Common Stock. We may set forth additional information on the use of proceeds from the sale of the Common Stock we offer under this prospectus in a prospectus supplement relating to the specific primary offering. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds. Pending use of the net proceeds, we intend to invest the proceeds in a variety of capital preservation instruments, which may include investment grade interest bearing instruments of both a short-term and long-term duration.

We will not receive any proceeds from the sale of shares of Common Stock offered by the selling shareholders.

SELLING SHAREHOLDERS

The following tables set forth information as of April 29, 2016 with respect to the number of shares of our Class A Common Stock and Class B Common Stock beneficially owned by each selling shareholder prior to this offering, the number of shares that may be offered for sale by each selling shareholder by this prospectus and the number of shares that each selling shareholder would have following the sale of all of the shares of Class A Common Stock and Class B Common Stock offered by the selling shareholders under this prospectus. In addition to us, only those selling shareholders listed below or their donees, pledgees or successors-in-interest may offer and sell the Common Stock pursuant to this prospectus. The selling shareholders may offer for sale pursuant to this prospectus from time to time none, some or all of the shares of our Common Stock listed below. Accordingly, the numbers of shares shown in the following table as beneficially owned after the offering are only estimates, based on the assumption that all of the shares offered by the selling shareholders under this prospectus will be sold (and that no shares are sold by us). Mr. Hays is our controlling shareholder, our Chief Executive Officer and a member of our board of directors; none of the other selling shareholders has any relationship with us.

Mr. Hays acquired all of his shares listed in the tables below in 1981 when he founded the Company, pursuant to the Company’s May 22, 2013 recapitalization and/or upon the exercise of equity awards granted to him by the Company over the years. Except as otherwise indicated in the footnotes to the tables below, Mr. Hays donated to each of the other selling shareholders, for no consideration, all of the shares held by the other selling shareholders listed in the tables below, starting as far back as 1999, from the shares he so acquired.

CLASS A COMMON STOCK

Selling Shareholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering		Shares of Class A Common Stock Being Offered		Shares of Class A Common Stock to be Beneficially Owned After Offering		Percent of Class A Common Stock to be Beneficially Owned After Offering
Michael D. Hays (1)	6,471,277	(2)	6,205,440	(2)	265,837	(2)	1.3	%(2)
Morgan P. McMahon Irrevocable Trust dated December 30, 2008	17,606		17,606		0		0.0%
Hannah L. McMahon Irrevocable Trust dated December 30, 2008	11,723		11,723		0		0.0%
Nicole J. W. Requena Irrevocable Trust dated December 30, 2008	26,519		26,519		0		0.0%
Tyler J. Vanderzee Irrevocable Trust dated December 30, 2008	31,703		31,703		0		0.0%
Makayla L. Hunt Irrevocable Trust dated December 30, 2008	10,188		10,188		0		0.0%
Andrew C. Hunt Irrevocable Trust dated December 30, 2008	10,188		10,188		0		0.0%
Kailey P. Rinaker Irrevocable Trust dated January 23, 2009	11,505		11,505		0		0.0%
Ian G. Rinaker Irrevocable Trust dated January 23, 2009	12,057		12,057		0		0.0%
Elissa C.G. Hunt Irrevocable Trust dated January 23, 2009	12,057		12,057		0		0.0%
Ashley E. Hunt Irrevocable Trust dated June 11, 2009	134,222		134,222		0		0.0%
Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009	5,765,900	(2)	5,765,900	(2)	0	(2)	0.0	%(2)
Nicole J. W. Requena Irrevocable Trust dated February 8, 2010	66,000		66,000		0		0.0%
Hannah L. McMahon Irrevocable Trust dated February 8, 2010	66,000		66,000		0		0.0%
Scott Oliver Irrevocable Trust dated February 8, 2010	66,003		66,003		0		0.0%
Mark Oliver Irrevocable Trust dated February 8, 2010	66,000		66,000		0		0.0%
Cynthe Dumler Irrevocable Trust dated February 8, 2010	66,000		66,000		0		0.0%
Tyler J. Vanderzee Irrevocable Trust dated February 8, 2010	65,442		65,442		0		0.0%
Ashley E. Hunt Irrevocable Trust dated February 8, 2010	474,117		474,117		0		0.0%
Morgan P. McMahon Irrevocable Trust dated February 8, 2010	66,000		66,000		0		0.0%
Thomas Hays Irrevocable Trust dated February 8, 2010	66,000		66,000		0		0.0%
Thomas Hays Irrevocable Trust dated December 28, 1999	36,465		36,465		0		0.0%
Foundation for Tomorrow	15,930		15,930		0		0.0%
Kaye and Steven McMahon 2012 Irrevocable Trust	67,350		67,350		0		0.0%
Burr Oak Mark Oliver LLC	70,005		70,005		0		0.0%
Burr Oak Scott Oliver LLC	70,005		70,005		0		0.0%
Burr Oak Cynthe Dumler LLC	70,005		70,005		0		0.0%
Burr Oak Ashley Rinaker LLC	125,280		125,280		0		0.0%
Trust created under the Michael and Karen Hays Receptacle Trust Agreement dated December 12, 2012 and Burr Oak MK LLC	94,290	(2)	94,290	(2)	0	(2)	0.0	%(2)

(1)

Excludes 138,970 shares held by Mr. Hays’ wife, 75 shares held jointly by Mr. Hays’ wife and her daughter and 111,036 shares that may be purchased by Mr. Hays under stock options which are currently exercisable or exercisable within 60 days of April 29, 2016.

(2)

On June 4, 2013, Michael D. Hays transferred 5,000,000 shares of Class A Common Stock to the Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009 (the “Grandchildren’s Trust”). In the future, it is possible that Mr. Hays may transfer up to all of his remaining shares of Class A Common Stock to the Grandchildren’s Trust and/or to the Trust created under the Michael and Karen Hays Receptacle Trust Agreement dated December 12, 2012 and Burr Oak MK LLC (the “Receptacle Trust”). If that were to occur, Mr. Hays’ beneficial ownership of the Class A Common Stock would be reduced by the amount of any such transfer and the Grandchildren’s Trust’s and/or the Receptacle Trust’s beneficial ownership of the Class A Common Stock would be increased by such amount.

CLASS B COMMON STOCK

Selling Shareholder	Shares of Class B Common Stock Beneficially Owned Prior to Offering		Shares of Class B Common Stock Being Offered		Shares of Class B Common Stock to be Beneficially Owned After Offering		Percent of Class B Common Stock to be Beneficially Owned After Offering
Michael D. Hays (1)	1,973,205	(2)	1,886,244	(2)	86,961	(2)	2.5	%(2)
Morgan P. McMahon Irrevocable Trust dated December 30, 2008	2,348		2,348		0		0.0%
Hannah L. McMahon Irrevocable Trust dated December 30, 2008	2,155		2,155		0		0.0%
Nicole J. W. Requena Irrevocable Trust dated December 30, 2008	4,018		4,018		0		0.0%
Tyler J. Vanderzee Irrevocable Trust dated December 30, 2008	4,757		4,757		0		0.0%
Makayla L. Hunt Irrevocable Trust dated December 30, 2008	1,698		1,698		0		0.0%
Andrew C. Hunt Irrevocable Trust dated December 30, 2008	1,698		1,698		0		0.0%
Kailey P. Rinaker Irrevocable Trust dated January 23, 2009	1,917		1,917		0		0.0%
Ian G. Rinaker Irrevocable Trust dated January 23, 2009	2,009		2,009		0		0.0%
Elissa C.G. Hunt Irrevocable Trust dated January 23, 2009	2,009		2,009		0		0.0%
Ashley E. Hunt Irrevocable Trust dated June 11, 2009	21,809		21,809		0		0.0%
Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009	125,355		125,355	(2)	0	(2)	0.0	%(2)
Nicole J. W. Requena Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Hannah L. McMahon Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Scott Oliver Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Mark Oliver Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Cynthe Dumler Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Tyler J. Vanderzee Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Ashley E. Hunt Irrevocable Trust dated February 8, 2010	63,930		63,930		0		0.0%
Morgan P. McMahon Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Thomas Hays Irrevocable Trust dated February 8, 2010	11,000		11,000		0		0.0%
Thomas Hays Irrevocable Trust dated December 28, 1999	6,077		6,077		0		0.0%
Foundation for Tomorrow	3,155		3,155		0		0.0%
Kaye and Steven McMahon 2012 Irrevocable Trust	11,225		11,225		0		0.0%
Burr Oak Mark Oliver LLC	11,667		11,667		0		0.0%
Burr Oak Scott Oliver LLC	11,667		11,667		0		0.0%
Burr Oak Cynthe Dumler LLC	11,667		11,667		0		0.0%
Burr Oak Ashley Rinaker LLC	20,880		20,880		0		0.0%
Trust created under the Michael and Karen Hays Receptacle Trust Agreement dated December 12, 2012 and Burr Oak MK LLC	15,715	(2)	15,715	(2)	0	(2)	0.0	%(2)

(1)	Excludes 125 shares held by Mr. Hays’ wife and 12 shares held jointly by Mr. Hays’ wife and her daughter.

(2)

In the future, it is possible that Mr. Hays may transfer up to all of his shares of Class B Common Stock to the Grandchildren’s Trust and/or the Receptacle Trust. If that were to occur, Mr. Hays’ beneficial ownership of the Class B Common Stock would be reduced by the amount of any such transfer and the Grandchildren’s Trust’s and/or the Receptacle Trust’s beneficial ownership of the Class B Common Stock would be increased by such amount.

DIVIDEND POLICY

During the three-month period ended March 31, 2016 and the twelve-month periods ended December 31, 2015 and 2014, we declared quarterly cash dividends on shares of our Common Stock in the amounts indicated in the following table.

	Dividends Declared Per Class A Common Share	Dividends Declared Per Class B Common Share
2016 Quarter Ended
March 31	$0.08	$0.48

2015 Quarter Ended
March 31	$0.06	$0.36
June 30	$0.06	$0.36
September 30	$0.06	$0.36
December 31	$0.44	$2.64

2014 Quarter Ended
March 31	--	--
June 30	--	--
September 30	--	--
December 31	$0.06	$0.36

The payment and amount of future dividends, if any, is at the discretion of our board of directors and will depend on our future earnings, our financial condition, general business conditions, alternative uses of the Company’s earnings and other factors.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 142,000,000 shares, consisting of: (i) 60,000,000 shares of Class A Common Stock, par value $0.001 per share; (ii) 80,000,000 shares of Class B Common Stock, par value $0.001 per share; and (iii) 2,000,000 shares of preferred stock, par value $0.01 per share. As of April 29, 2016, 20,894,893 shares of Class A Common Stock and 3,536,496 shares of Class B Common Stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding.

Common Stock

Voting

Under our Amended and Restated Articles of Incorporation, holders of Class B Common Stock are entitled to one vote per share on all matters on which shareholders are entitled to vote, including the election of directors. Holders of Class A Common Stock are entitled to one-one-hundredth (1/100th) of one vote per share on each matter presented to the shareholders. The Class A Common Stock and the Class B Common Stock vote on all matters as a single class, except as otherwise provided by the Wisconsin Business Corporation Law.

Dividends and Other Distributions

Pursuant to our Amended and Restated Articles of Incorporation, other than share distributions and liquidation rights, no dividend or other distribution may be declared or paid on the Class B Common Stock unless a dividend is simultaneously declared and paid on the Class A Common Stock in an amount per share equal to one-sixth (1/6th) of the amount per share declared and paid on the Class B Common Stock. Conversely, no dividend or other distribution may be declared or paid on the Class A Common Stock unless a dividend is simultaneously declared and paid on the Class B Common Stock in an amount per share equal to six (6) times the amount per share declared and paid on the Class B Common Stock.

Dividends or other distributions payable in shares of Common Stock or any other securities of the Company or of any other person (collectively, a “share distribution”) may be made only as follows: (a) shares of one class of Common Stock (the “first class”) may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other class of Common Stock (the “second class”) to the holders of the second class, where such simultaneous distribution shall consist of a number of shares of the second class equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class; (b) subject to any limitations of the Wisconsin Business Corporation Law, shares of the first class may be distributed on shares of the second class, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second class; or (c) a share distribution consisting of shares of any class or series of securities of the Company or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock; provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting and dividend rights (which must be in proportion to the one to one-one-hundredth (1/100th) of one voting right and one to one-sixth (1/6th) dividend right provided for the Class B Common Stock and Class A Common Stock, respectively, in the Amended and Restated Articles of Incorporation) and any related differences in designation, conversion and share distribution provisions.

We may split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock only if the outstanding shares of the other class of Common Stock are proportionally split, subdivided or combined in the same manner and on the same basis.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, after there shall have been paid to or set aside for the holders of preferred stock the full preferential amounts, if any, to which they are entitled, the holders of Class A Common Stock and the holders of Class B Common Stock will receive pro rata, according to the number of shares held by each, the remaining assets of the company available for distribution to holders of Common Stock.

Equal Status

Except as expressly provided in our Amended and Restated Articles of Incorporation, shares of Class A Common Stock and Class B Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all resects as to all matters, including the following: in the event of any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the company, the holders of Class A Common Stock and Class B Common Stock will receive the same property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the company in proportion to the number of shares held by them, without regard to class.

Convertibility

Neither the Class A Common Stock nor the Class B Common Stock is convertible into the other class of Common Stock, except that all outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis, at the discretion of the board of directors, if, as a result of any statute, law, regulation, court order, legal process or rule or rule interpretation of a national securities exchange, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from, or the board of directors determines that either the Class A Common Stock or Class B Common Stock is, or both are, subject to exclusion from, listing on the NASDAQ Stock Market or, if such shares are listed on another national securities exchange, from trading on the principal national securities exchange on which the shares are traded. In making such a determination, the board of directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic. Upon any such conversion, the voting interests of the holders of Class B Common Stock would be diluted. In addition, to the extent that the Class B Common Stock has a market price that is higher than the market price of the Class A Common Stock immediately prior to such conversion, the market price of the Class B Common Stock may be decreased on conversion of the Class A Common Stock into Class B Common Stock.

Preemptive Rights

The Common Stock does not carry any preferential or preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of the Company or any other securities convertible into shares of any class of stock of the Company.

Miscellaneous

There are no sinking fund or redemption provisions applicable to the Common Stock. The outstanding shares of our Common Stock, including the shares offered by the selling shareholders under this prospectus, are fully paid and nonassessable.

The transfer agent for our Common Stock is American Stock Transfer & Trust Company LLC.

Preferred Stock

Pursuant to our Amended and Restated Articles of Incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our Common Stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. As a result, preferred stock could be issued quickly with terms calculated to delay or prevent a change of control of the company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of preferred stock outstanding.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Amended and Restated Articles of Incorporation and By-Laws

Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of “business combinations” between a Wisconsin corporation and an “interested stockholder.” Wisconsin Business Corporation Law defines a “business combination” to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an “interested stockholder.” An “interested stockholder” is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Sections 180.1140 to 180.1144 prohibit a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if:

●	the board of directors approved the acquisition of the stock prior to the acquisition date; or

●	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

●	the consideration to be received by shareholders meets certain requirements with respect to form and amount; or

●	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1140 to 180.1144 do not currently apply to Michael D. Hays, a selling shareholder, since by their terms they do not apply to the shares of common stock held by a selling shareholder at the time of our initial public offering and our board of directors approved for purposes of Sections 180.1140 to 180.1144 any acquisitions, whether by purchase, gift or otherwise, made by Mr. Hays after that time. Our Amended and Restated Articles of Incorporation contain provisions that are similar to the provisions of Sections 180.1140 to 180.1144.

Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law provide that some “business combinations” not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a “significant shareholder” who is a party to the transaction. The term “business combination” is defined to include, subject to some exceptions, a merger or consolidation of us (or any subsidiary of ours) with, or the sale or other disposition of substantially all of our assets to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the common stock.

Section 180.1134 provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under Section 180.1134, shareholder approval is required for the corporation to:

●

acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or

●

sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

The restrictions described in the first bullet point above may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over the market price.

Under our Amended and Restated Articles of Incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The Amended and Restated Articles of Incorporation provide that any vacancies on the board of directors shall be filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

Our Amended and Restated Articles of Incorporation provide that any directors may be removed from office, but only for cause by the affirmative vote of at least 66-2/3% of all outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of the board of directors plus one director vote to remove a director, such director may be removed without cause by a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon.

In addition, our by-laws establish a procedure that shareholders seeking to call a special meeting of shareholders must satisfy. This procedure involves notice to us, our receipt of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of Common Stock, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by the board of directors. In addition, shareholders demanding such a special meeting must deliver to us a written agreement to pay the costs we incur in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy material for our solicitation of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation.

Our by-laws also provide the board of directors with discretion in postponing shareholder meetings, including, within some limits, special meetings of shareholders. Additionally, the chief executive officer or the board of directors, acting by resolution, may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting. Our by-laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting.

These provisions of our Amended and Restated Articles of Incorporation and by-laws and the Wisconsin Business Corporation Law could have the effect of delaying or preventing a change of control of our company.

PLAN OF DISTRIBUTION

Common Stock Offered by Us

We may offer and sell shares of Common Stock under this prospectus in one or more of the following ways from time to time:

●	to or through underwriters;

●	through dealers;

●	through agents;

●	directly to purchasers; or

●	through a combination of these methods of sale.

As required by applicable law, these underwriters, dealers or agents will be registered broker-dealers or associated persons of registered broker-dealers acting in that capacity. We will describe the plan of distribution for any particular offering of Common Stock in the accompanying prospectus supplement, in accordance with applicable law.

The prospectus supplement will set forth the terms of the offering of our Common Stock, including the following:

●	the name or names of any underwriters, dealers or agents;

●	the purchase price and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional shares from us or from any selling shareholders participating in such offering;

●	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

●	any initial public offering price; and

●	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of our Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Through Underwriters. If we use underwriters in the sale, the underwriters will acquire our Common Stock for their own account and may resell them from time to time in one or more transactions, including negotiated transactions. We will enter into an underwriting agreement with the underwriter or underwriters once we have reached an agreement for the sale of our Common Stock. The underwriters may offer our Common Stock to the public directly or through underwriting syndicates represented by managing underwriters. Unless otherwise provided in the underwriting agreement, the obligations of the underwriters to purchase securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

In connection with the sale of our Common Stock, underwriters may receive compensation from us or from purchasers of our Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell our Common Stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents that participate in the distribution of our Common Stock may be deemed to be underwriters, and any discounts or commissions that they receive from us and any profit on the resale of our Common Stock by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

We, or any selling shareholder participating in an offering, may grant to the underwriters options to purchase additional shares of Common Stock to cover over-allotments, if any, at the initial public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we or the selling shareholders grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

Through Dealers. If a dealer is utilized in the sales of our Common Stock, we will sell the Common Stock to the dealer as principal. The dealer may then resell the Common Stock to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Through Agents. We may sell Common Stock directly or through agents we may designate from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Directly to Purchasers. We may sell our Common Stock directly to one or more purchasers. Under those circumstances, no underwriters, dealers or agents would be involved. We will describe the terms of any direct sales in the prospectus supplement.

We may enter into agreements with underwriters, dealers and agents to indemnify them against civil liabilities arising out of this prospectus and the prospectus supplement, including liabilities under the Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make relating to those liabilities.

Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Representatives of underwriters that we use may engage in overallotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the offered securities in the open market for the purpose of pegging, fixing or maintaining the price of the offered securities. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. If the representatives engage in stabilizing transactions, syndicate covering transactions or penalty bids, they may discontinue them at any time.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Our Class A Common Stock and Class B Common Stock are traded on the NASDAQ Global Select Market under the symbols NRCIA and NRCIB, respectively. On May 4, 2016, the closing sale price of our Class A Common Stock was $14.09 and the closing sale price of our Class B Common Stock was $36.38.

Common Stock Offered by the Selling Shareholders

The selling shareholders may offer and sell shares of Common Stock offered by this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. Sales that the selling shareholders do make may be sold in one or more of the following transactions:

●	on the NASDAQ Global Select Market or any other securities exchange or quotation service that lists or quotes the common stock for trading;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	through put or call option transactions relating to the shares or through short sales of shares; and

●	in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our Common Stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of Common Stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling shareholders have advised us that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.

We will pay all registration fees and expenses for the Common Stock offered by this prospectus. The selling shareholders and any agent, broker or dealer that participates in sales of Common Stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

We and the selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of Common Stock against liabilities arising under the Securities Act from sales of Common Stock. Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of Common Stock.

Instead of selling Common Stock under this prospectus, the selling shareholders may sell Common Stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of our Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:

●	the name of the participating broker-dealer(s);

●	the number of shares involved;

●	the price at which such shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

●	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

●	other facts material to the transaction.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Certain legal matters with respect to this offering and the shares of our Common Stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements and financial statement schedule of National Research Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov and on our website located at http://www.nationalresearch.com.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we and the selling shareholders terminate the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

●

The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with SEC on May 16, 2013, including any subsequent amendments or reports filed for the purpose of updating such description; and

●

The description of our Class B Common Stock contained in our Registration Statement on Form 8-A dated October 2, 1997, as amended by the amendment to that Form 8-A filed with SEC on May 16, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

You may request a copy of any of these documents at no cost, by writing or telephoning us at the following: Mr. Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508, telephone number (402) 475-2525.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the Registrant, other than underwriting or broker-dealer discounts and commissions that will be payable by the Registrant for shares of Common Stock it offers or by the selling shareholders for the shares of Common Stock they offer, in connection with the sale and distribution of the shares of Common Stock being registered hereby.

Securities and Exchange Commission registration fee	$8,654
Accounting fees and expenses	75,000
Legal fees and expenses	140,000
Financial printing and miscellaneous expenses	6,346
Total	$230,000

Item 15.     Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Registrant’s By-Laws provided for indemnification and advancement of expenses to officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers.

Item 16.     Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.     Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)      Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(ii)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date;

(5)      That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)      Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any “free writing prospectus” relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)      The portion of any other “free writing prospectus” relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on the 6th day of May, 2016.

NATIONAL RESEARCH CORPORATION

By:	/s/ Michael D. Hays
Michael D. Hays
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 6, 2016. Each person whose signature appears below constitutes and appoints Michael D. Hays and Kevin R. Karas, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael D. Hays	Chief Executive Officer and Director (Principal Executive Officer)
Michael D. Hays

/s/ Kevin R. Karas	Senior Vice President Finance, Chief Financial Officer, Treasurer
Kevin R. Karas	and Secretary (Principal Financial and Accounting Officer)

/s/ Donald M. Berwick	Director
Donald M. Berwick

/s/ JoAnn M. Martin	Director
JoAnn M. Martin

/s/ Barbara J. Mowry	Director
Barbara J. Mowry

/s/ John N. Nunnelly	Director
John N. Nunnelly

/s/ Gail L. Warden	Director
Gail L. Warden

S-1

EXHIBIT INDEX

Exhibit Number	Description

(1)	Proposed Form of Underwriting Agreement (to be filed by amendment or as an exhibit to a Current Report on Form 8-K).

(4.1)

Amended and Restated Articles of Incorporation of National Research Corporation, effective May 22, 2013 [Incorporated by reference to Exhibit (3.2) to National Research Corporation’s Current Report on Form 8-K dated May 22, 2013 and filed on May 24, 2013 (File No. 0-29466)].

(4.2)

By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit (3.2) to National Research Corporation’s Current Report on Form 8-K dated October 26, 2015 and filed on October 28, 2015 (File No. 0-29466)].

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, National Research Corporation agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3.

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of KPMG LLP.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto).

(24)	Powers of Attorney (included on the signature page hereto).

E-1